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                                                                     EXHIBIT 5.1

                                 July 16, 1999


JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, CA  95134

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 16, 1999 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 491,019 shares of the Company's common stock, $0.001 par value per share, registered pursuant to the Registration Statement (the "Stock").

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the shares of the Stock.

        It is our opinion that, when issued, the shares of Stock that may be sold pursuant to the Registration Statement will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP